                                                                   EXHIBIT 2.2

                                DATED APRIL 6, 1998






        PHILLIP MONTAGUE WRIGHT, MALCOLM ARTHUR BRAND AND DAVID FLETCHER (1)


                                        and


                            ATCHISON CASTING UK LTD (2)





      _______________________________________________________________________

                  DEED OF WARRANTY AND UNDERTAKING in respect of

             SHEFFIELD FORGEMASTERS GROUP LIMITED AND ITS SUBSIDIARIES

      _______________________________________________________________________











                                   WALKER MORRIS
                                    KINGS COURT
                                   12 KING STREET
                                       LEEDS
                                      LS1 2HL
                                     REF: PDE

                                      CONTENTS



PART/
PARAGRAPH      HEADING                                                  PAGE

PART A         Principal provisions

A1             Interpretation                                           2

A2             Consideration                                            10

A3             Acceptance of the Offer                                  10

A4             Completion                                               13

A5             Warranties                                               15

A6             Protection for the Covenantors                           17

A7             Non-competition covenants                                17

A8             Books and records, tax returns and computations          18

A9             Committee                                                19

A10            Publicity                                                24

A11            Costs                                                    25

A12            Miscellaneous                                            25

A13            Termination                                              26

A14            Notices                                                  27

A15            Choice of law                                            28


PART B         Details of the Covenantors and the Committed Shares      29

PART C         List of the Group Companies                              30

PART D         Property                                                 32

PART E         Warranties                                               35

PART F         Protection for the Covenantors                           75

PART G         Details of the Pension Schemes                           83


ANNEXURES:


1              Group Companies List

2              Shareholder List

AGREED FORM DOCUMENTS:


1              Agreed Costs List

2              Certificates of Title

3              Deed of Acknowledgement

4              Deed of Covenant

5              Offer Document

6              Directors' resignation letters

7              Letter of credit

THIS AGREEMENT is made on                                       1998

PARTIES:

(1) PHILLIP MONTAGUE WRIGHT, MALCOLM ARTHUR BRAND AND DAVID FLETCHER, whose addresses are set out in part B of this agreement (the "COVENANTORS"); and


(2) ATCHISON CASTING UK LTD (company number 3514183) whose registered office is at 12 King Street, Leeds, LS1 2HL ("ATCHISON").


RECITALS:


(1)  Atchison wishes to acquire all the Shares.


(2) Atchison has entered into the Roll-Over Agreement to acquire 1,267,476 of the Shares, such Shares comprising 1.64 per cent of the Shares.


(3) Atchison intends to make the Offer for the remainder of the Shares (the "REMAINING SHARES").


(4)  The Covenantors hold in aggregate 4,188,898 Shares, such Shares comprising
     5.53 per cent of the Remaining Shares.


(5)  Atchison has received irrevocable undertakings from further holders of
     Shares amounting in aggregate to an additional                per cent of
     the Remaining Shares.


(6) The Covenantors have agreed to undertake to accept the Offer and Atchison has agreed to make the Offer on the terms and conditions set out in this document.


(7) The Offer and Offer Document have been approved by the board of directors of SFGL.

OPERATIVE PROVISIONS:

                                        PART A

                                 PRINCIPAL PROVISIONS


A1   INTERPRETATION


A1.1 In this agreement:


     "ATCHISON'S SOLICITORS" means Walker Morris of Kings Court, 12 King Street, Leeds LS1 2HL;


     "ACCOUNTS" means the UK Accounts and the Non-UK Accounts or, as relevant, any of them;


     "ACCOUNTS DATE" means 31 March 1997;


     "THE ACT" means the Companies Act 1985;


     "AEROSPACE AGREEMENTS" means the agreement dated 6 February 1998 and made between Sheffield Forgemasters Limited (1), the Covenantors (2), Teledyne Holdings Limited (3), Teledyne Industries Inc (4) and Allegheny Teledyne Incorporated relating to the sale of the issued share capitals of the Aerospace Group (the "FIRST AEROSPACE AGREEMENT") and the agreement dated 6 February 1998 and made between Forgemasters Realisations (1998) Limited (then called Commercial Testing Services Limited) (1) and Teledyne Holdings Limited (2) relating to the sale of the business and assets of Forgemasters Realisations (1998) Limited;


     "AEROSPACE GROUP" means Jessop Saville Limited, Special Melted Products Limited, Forgemasters Inc and SMP Metals Inc;


     "AGREED COSTS LIST" means a list of the costs to be paid or procured to be paid by

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     Atchison in the agreed form;


     "BUSINESS DAY" means any day (other than Saturday or Sunday) on which clearing banks are open in the UK for a full range of banking transactions;


     "CERTIFICATES OF TITLE" means certificates from the Covenantors' Solicitors and Shepherd & Wedderburn in the agreed form as to the title of SFGL or another Group Company to certain of the UK Properties;


     "COMPETING BUSINESS" means any business engaged, interested or involved in the manufacture or supply of any of the Restricted Goods or Services where such business is carried on or conducted at or from any premises located within the Restricted Area;


     "COMPLETION" means the carrying out of the matters described in paragraph
     A4;


     "COMPUTER KNOW-HOW" means all information (including that comprised in or derived from data, discs, tapes, manuals, source codes, flow charts and specifications) relating to the use or programming of any computer and any computer software in whatever form held;


     "COVENANTORS' SOLICITORS" means Dibb Lupton Alsop of Fountain Precinct, Balm Green, Sheffield, S1 1RZ;


     "CUSTOMER" means any person who was, at any time during the period of 12 months before Completion, a customer of any Group Company or a person with whom, at any time during that period, any Group Company had dealings with a view to obtaining business;


     "DATA ROOM INDEX" means the version of the index of documents and information relating to the Group headed "Data Room Information" in the form annexed to the Disclosure Letter;

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     "DEED OF ACKNOWLEDGEMENT" means a deed in the agreed form signed by each of the Covenantors in respect of claims which he may have against SFGL or any other Group Company;


     "DEED OF COVENANT" means a deed of covenant in respect of taxation between the Covenantors and Atchison in the agreed form;


     "DISCLOSURE LETTER" means the letter of disclosure of today's date written by the Covenantors to Atchison, the information annexed to it and the documents set out in any indexes attached to it;


     "ENCUMBRANCE" means any mortgage, charge, pledge, lien, assignment or other security, interest or any equity of any person (including, without limitation, any right to acquire, option or right of pre-emption);


     "EUROPEAN COMMISSION" means the Commission of the European Community or the relevant Directorate of it;


     "EUROPEAN UNION" means the European Community and the European Coal and Steel Community established under the Treaty of Rome 1957, the Treaty of Paris 1951 and the Treaty of Maastricht;


     "EXEMPTION ORDER" means the Financial Services Act 1986 (Investment Advertisements) (Exemptions) (No 2) Order 1995 (1995/1536);


     "GROUP" means SFGL and each other company (or other body corporate), details of which are set out in part C of this agreement and the Group Companies List;


     "GROUP COMPANY" means a company (or other body corporate) within the Group;

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     "GROUP COMPANIES LIST" means the list containing details of SFGL and the other Group Companies as at the date of, and in the form annexed to, this agreement;

     "INFORMATION MEMORANDUM" means the information memorandum dated 12 September 1997 which was issued in relation to the proposed sale of the entire issued share capitals of certain Group Companies, a copy of which is attached to the Disclosure Letter;


     "INTELLECTUAL PROPERTY" means all patents, trade marks, service marks, registered designs or any applications for any of the foregoing, copyright, design right, topographical rights, unregistered trade marks or other intellectual or industrial property rights, and all know how whether subsisting in the United Kingdom or anywhere else in the world;


     "IN THE AGREED FORM" means in the form of a draft agreed between the parties on or prior to today's date and initialled by or on behalf of them for the purposes of identification;


     "MANAGEMENT ACCOUNTS" means the unaudited consolidated balance sheet of the SFG Group as at 31 January 1998 in the form attached to the Disclosure Letter;


     "MARKETING INFORMATION" means all information relating to the marketing of any products or services (including customer names and lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials);


     "NON-UK ACCOUNTS" means the audited financial statements of each Group Company which is a Non-UK Company for the financial year ended on the Accounts Date; the term "RELEVANT NON-UK ACCOUNTS" shall be construed accordingly;


     "NON-UK COMPANIES" means those Group Companies whose names are listed in

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     paragraph 2 of part C of this agreement;


     "NON-UK PROPERTIES" means the properties short particulars of which are set out in paragraph 2 of part D of this agreement and includes any part or parts of them;


     "OFFER" means the offer by Atchison for the Shares (other than the Roll-Over Shares), as described in the Offer Document;


     "OFFER DOCUMENT" means the document in the agreed form containing the Offer;


     "PENSION SCHEMES"means the pension schemes of the Group, details of which are set out in part G of this agreement;


     "PROPERTIES" means the UK Properties and the Non-UK Properties or, as relevant, any of them;


     "RESTRICTED AREA" means the United Kingdom of Great Britain and Northern Ireland the United States of America, China, Taiwan, Italy, Canada and the Federal Republic of Germany and any other countries in which the Group achieved sales of L1,000,000 or more in one or more of the three calendar years prior to the date of this agreement;


     "RESTRICTED EMPLOYEE" means any person who is at Completion, or was at any time during the period of six months before Completion, a director of any Group Company or employed by any Group Company in a senior management, sales, research or development function;


     "RESTRICTED GOODS OR SERVICES" means any goods or services the same as or competitive with any of those manufactured or supplied by any Group Company at any time during the period of 12 months before Completion;


     "RESTRICTED PERIOD" means the period from Completion to 31 December 1998;

     "ROLL-OVER AGREEMENT" means an agreement of today's date between Atchison and certain holders of Shares relating to the acquisition of the Roll-Over Shares by Atchison from such holders;


     "ROLL-OVER SHARES" means the 1,267,476 Shares agreed to be acquired by Atchison pursuant to and on the terms of the Roll-Over Agreement;


     "SFGL" means Sheffield Forgemasters Group Limited, further information in relation to which is set out in the Group Companies List;


     "SFL" means Sheffield Forgemasters Limited, further information in relation to which is set out in the Group Companies List;


     "SHAREHOLDER LIST" means the list of shareholders of SFGL as at the date of, and in the form annexed to, this agreement;


     "SHARES" means the whole of the allotted equity share capital of SFGL details of which are contained in the Group Companies List and the Shareholder List or, as the context may require, any of the shares comprised in that share capital;


     "SUPPLIER" means any person who, to the knowledge of the Covenantors, was at any time during the period of 12 months before Completion, a supplier to any Group Company;


     "TAX" means (a) within the United Kingdom: corporation tax, advance corporation tax, income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, development land tax, capital transfer tax, inheritance tax, VAT, PAYE, national insurance contributions, capital duty, stamp duty, stamp duty reserve tax, duties of customs and excise, any amount recoverable under section 601 of the Taxes Act and any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, together with all penalties, charges and interest relating to any of them; and (b) outside the United Kingdom: all taxes, levies, duties, imposts, charges and withholdings of any nature whatever, including (without limitation) taxes on gross or net income, profits or gains and taxes on receipts, sales, use, occupation, franchise, value added, and personal property, together with all penalties, charges and interest relating to any of them, regardless (in either case) of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties, and interest are chargeable directly or primarily against or attributable directly or primarily to any Group Company, or any other person and of whether any amount in respect of any of them is recoverable from any other person;


     "TAX AUTHORITY" means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to Tax;


     "TAXES ACT" means the Income and Corporation Taxes Act 1988;


     "TCGA" means the Taxation of Chargeable Gains Act 1992;


     "UK" means the United Kingdom;


     "UK ACCOUNTS" means the audited financial statements of SFGL and each other Group Company which is a UK Company for the financial year ended on the Accounts Date, comprising in each case a balance sheet, profit and loss account, notes, auditors' and directors' reports the term "RELEVANT UK ACCOUNTS" shall be construed accordingly;


     "UK COMPANIES" means those Group Companies whose names are listed in paragraph 1 of part C of this agreement;


     "UK PROPERTIES" means the properties short particulars of which are set out in paragraph 1 of part D of this agreement and includes any part or parts of them;


     "VAT" means value added tax;


     "VATA" means the Value Added Tax Act 1994;


     "WARRANTIES" means those warranties on the part of the Covenantors contained or referred to in paragraph A5 and part E of this agreement and "WARRANTY" shall be construed accordingly.


A1.2 References to the Covenantors and Atchison shall include their respective personal representatives and successors.


A1.3 Reference to any statutory provision shall be deemed to include reference to all relevant statutory modifications, re-enactments and extensions and any orders, instruments, rules or regulations or other subordinate legislation made under such provision or in relation to such provision now in force and (so far as liability may exist or can arise) shall include also any past statutory provisions (as from time to time modified, extended or re-enacted prior to the date of this agreement) which such provision has directly or indirectly replaced, amended, consolidated or extended and any definitions contained in any statutory provisions shall be used in construing any part of this agreement which refers to such or any other relevant statutory provision.


A1.4 Unless the context otherwise requires words importing the singular only shall include the plural and vice versa.


A1.5 Words importing the masculine gender only shall include the feminine gender and words importing natural persons shall also include corporations, unincorporated persons and partnerships.


A1.6 Unless otherwise stated, references to paragraphs and parts are references to paragraphs of and parts of this agreement. Any headings or sub-headings are inserted for convenience only and shall not affect the construction of this agreement or any part of it.


A1.7 Any question as to whether a person is connected with another shall be determined in accordance with section 839 of the Taxes Act which shall apply in relation to this agreement as it applies in relation to that Act.


A2   CONSIDERATION


A2.1 In consideration of the covenants on Atchison's part contained in paragraph
     A2.2, the Covenantors agree and undertake with and to Atchison in the terms of the remainder of this agreement.


A2.2 Atchison agrees and undertakes with each of the Covenantors as follows:


     A2.2.1 to make the Offer and issue the Offer Document to all holders of Shares (as detailed on the Shareholder List) in respect of all of the Shares (other than the Roll-Over Shares) within one Business Day of exchange of this agreement;


     A2.2.2    not to withdraw the Offer prior to 30 April 1998;


     A2.2.3    not to vary the Offer or waive any condition of the Offer;


     A2.2.4 not extend the time for acceptance of the Offer at any time prior to the date on which the Offer is declared or becomes unconditional in all respects.


A3   ACCEPTANCE OF THE OFFER


A3.1 Each of the Covenantors severally and irrevocably undertakes and warrants that:

     A3.1.1 except pursuant to the Offer and/or the Roll-Over Agreement, he will not, prior to the Offer becoming or being declared unconditional in all respects, sell, transfer, encumber, grant any option over or otherwise dispose of all or any of the Shares registered in his name (as set against his name in part B of this agreement) and/or any other shares in SFGL which are otherwise acquired by him subsequent to the date of this undertaking (collectively and severally in respect of each Covenantor, his "COMMITTED SHARES"), otherwise than to Atchison, or enter into any agreement or arrangement which could result in their sale or other disposal (except under the Offer and/or the Roll-Over Agreement) or which would or might restrict their disposal;


     A3.1.2 he will on the same day as the Offer Document is despatched accept or procure the acceptance of the Offer in respect of all of the Committed Shares and will (if not already delivered to Atchison) at the same time forward or procure the forwarding of the relevant share certificate(s) or other documents of title and all other relevant documents in accordance with the terms of the Offer Document;


     A3.1.3 he will supply or procure the supply of all information relating to him or SFGL required for the purposes of the Exemption Order to be included in the Offer Document and immediately notify Atchison in writing of any material change in the accuracy or import of any information previously supplied by him and (if and so long as such Covenantor is a director of SFGL and subject to his duties as a director) otherwise provide or procure the provision of such information and do or procure to be done (in each case so far as he is able by the exercise of the votes attaching to his Committed Shares but not otherwise) such acts as may be reasonably necessary to expedite the preparation and despatch of the Offer Document;


     A3.1.4 he will not directly or indirectly initiate any approach to any party with a view to soliciting any offer for any or all of the Shares from any third party.

A3.2 Each of the Covenantors severally and irrevocably undertakes and warrants that by the exercise of the votes attaching to his Committed Shares and (if and for so long as such Covenantor is a director and subject to his duties as a director) the exercise of his votes at any meeting of the board of directors of any Group Company, he will (in so far as he is able by such exercise (but not further or otherwise)) unless and until the Offer becomes or is declared unconditional in all respects:


     A3.2.1 procure that there are convened such meetings of directors or members of SFGL (if so requested by Atchison) as may be necessary to pass such resolutions as may be required to enable the Offer to be implemented;


     A3.2.2 procure that all transfers of shares made pursuant to or in connection with the Offer (subject to the transfers being duly stamped) are registered in the register of members of SFGL;


     A3.2.3 procure that SFGL does not allot, or grant options over, any shares in the capital of SFGL nor issue any debt or other securities convertible into shares in the capital of SFGL nor agree to do any such thing;


     A3.2.4    procure that no dividend is declared by SFGL;


     A3.2.5 procure that no Group Company disposes of any material assets or assumes or incurs any material liabilities (including contingent liabilities) other than in the ordinary course of business;


     A3.2.6 procure that no Group Company undertakes any material commitments or enters into any material contract or agrees to the amendment of any existing material contract (including any service contract) otherwise than in the ordinary course of business; and

     A3.2.7 procure that each Group Company will carry on business in the ordinary and normal course.


A3.3 Each Covenantor warrants and undertakes that the number of Shares set against his name in part B of this agreement are both legally and beneficially owned by him and neither the whole nor any part of his interest in those Shares is subject to any Encumbrance and, upon the Offer being made, he will be able and entitled to accept or procure acceptance of the Offer in respect of those Shares and to transfer those Shares with full title guarantee and free from all Encumbrances and together with all rights attaching to those Shares, including the right to all dividends and other distributions (if any) declared, made or paid after the date on which the Offer becomes or is declared unconditional in all respects and otherwise perform his obligations under this paragraph A3.


A3.4 In order to secure the performance of this undertaking, each of the Covenantors irrevocably appoints Hugh Aiken or, in his absence, any other director for the time being of Atchison, to be his attorney in his name and on his behalf to execute a form or forms of acceptance and such other documents and to do such other acts and things as may be necessary to accept the Offer in respect of the Committed Shares, provided however that such appointment shall not take effect until the expiry of two Business Days from the date of despatch of the Offer Document and only then if he shall have failed to comply with his obligations in paragraph A3.1.2. Such appointment shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971 until the earlier of the date on which the Offer lapses and the date on which the Shares are registered in the name of Atchison or its nominees following the Offer having become or been declared unconditional in all respects.


A3.5 Each of the Covenantors recognises and acknowledges that if he should fail to accept or procure the acceptance of the Offer in accordance with his obligations under paragraph A3.1.2 damages in the form of a liquidated sum would not be an adequate remedy and that an order for specific performance would be the only adequate remedy for such failure or breach.


A4   COMPLETION


A4.1 Completion shall take place at the offices of the Covenantors' Solicitors on the Business Days following the Offer having become or been declared unconditional in all respects.


A4.2 The Covenantors undertake to procure that on Completion the following shall be delivered or caused to be delivered to Atchison at the offices of the Covenantors' Solicitors (or as Atchison may direct):


     A4.2.1 duly executed transfers of any shares in any Group Company not held in the name of SFGL or another Group Company duly executed in favour of Atchison (or as it shall direct) together with the relative share certificates or other documents of title (or in the case of any lost certificate an indemnity satisfactory to Atchison in relation to it);


     A4.2.2 written resignations in the agreed form from Mr S M Wallis, Mr M A Brand and Dr F Fitzgerald as directors of SFGL and each other Group Company of which any of such persons is a director, each of whom shall resign from his respective office(s) with immediate effect after the appointment of Atchison's nominees as provided in paragraph A4.4.2;


     A4.2.3 a release duly executed by the Bank of Scotland of any charges, guarantees or other security in its favour given by or subsisting over any of the assets of the Group Companies;


     A4.2.4 the Certificates of Title and all documents of title to the UK Properties;


     A4.2.5 the statutory books, share certificate books, common seals, certificate of incorporation, any certificate(s) of incorporation on change of name and a copy of the memorandum and articles of association of SFGL and each other Group Company (other than the Non-UK Companies) all, where appropriate, duly written up to date;


     A4.2.6 all credit cards, keys and other property of each Group Company which are in the possession or under the control of any Covenantor in his capacity as a director who resigns as an officer of SFGL and each other Group Company in accordance with this paragraph.



A4.3 Each of the Covenantors undertakes that on Completion he shall deliver or cause to be delivered to Atchison at the offices of the Covenantors'
     Solicitors:


     A4.3.1    the Deed of Covenant duly executed by him;


     A4.3.2    a Deed of Acknowledgement signed by him;


     A4.3.3 in the case of Mr M A Brand his written resignation in the agreed form from his office as a director of any Group Company.


A4.4 The Covenantors shall procure the passing of resolutions of the directors of each Group Company to:


     A4.4.1 register Atchison or its nominee(s) as the holders of the Shares which by Completion have been the subject of valid acceptances of the Offer and any other shares in each Group Company referred to in paragraph A4.2.1 above, subject only to the proper stamping of the transfers;


     A4.4.2 appoint such persons as Atchison shall nominate as directors of each Group Company and accept the resignations of those directors and secretaries who are resigning; and

     A4.4.3 revoke of all existing authorities to the bankers of and each Group Company in respect of the operation of each Group Member's bank accounts giving authority in favour of such persons as Atchison may nominate to operate those accounts.


A5   WARRANTIES


A5.1 The Covenantors severally (but not jointly) warrant to Atchison in the terms set out in part E of this agreement, subject to all matters fairly disclosed in the Disclosure Letter (with sufficient detail to enable a purchaser with reasonable knowledge of the sectors in which the Group operates to assess the nature and import of each matter disclosed) and each of the Covenantors agrees and acknowledges that Atchison has agreed to make the Offer in reliance on the Warranties.


A5.2 The Warranties and Atchison's rights in respect of the Warranties shall not in any respect be extinguished or affected by Completion.


A5.3 Unless expressly stated in this agreement, no information (other than that fairly disclosed in the Disclosure Letter (with sufficient detail to enable a purchaser with reasonable knowledge of the sectors in which the Group operates to assess the nature and import of each matter disclosed)) relating to SFGL or any other Group Company of which Atchison has knowledge (whether actual or constructive) shall prejudice any claim made by Atchison under the Warranties or operate to reduce any amount recoverable in respect of any breach of any of the Warranties.


A5.4 Each of the Covenantors undertakes that, in the event of any claim being made against that Covenantor in connection with this agreement, he will not make any claim against any Group Company or any director or employee of any Group Company on which or on whom he may have relied before agreeing to any of the Warranties or the Deed of Covenant or authorising any statement in the Disclosure Letter.

A5.5 The Covenantors agree and acknowledge that each of the Warranties shall be construed as a separate and independent warranty and shall not be limited or restricted by reference to, or inference from, the terms of any other Warranty or (other than as set out in this paragraph A5 or part F of this agreement) any other term of this agreement.


A5.6 Where any of the Warranties is qualified by an expression such as "so far as the Covenantors are aware" or "to the best of the knowledge, information and belief of the Covenantors" or any similar expression, it shall be deemed to include an additional statement that it has been made after reasonable enquiry by the Covenantors of each of the directors of each of the Group Companies and after having made inspection of all relevant documentation under the ownership or control of the Group or to which any Group Company may have access.


A6   PROTECTION FOR THE COVENANTORS


     The provisions of part F of this agreement shall have effect.


A7   NON-COMPETITION COVENANTS


A7.1 Each of the Covenantors undertakes to Atchison that he or it will not (except as required by law or any regulatory authority) divulge or communicate to any person (other than to any officer or employee of any Group Company who needs that knowledge in the discharge of his duties) any confidential information concerning the business, customers, accounts, financial or contractual arrangements, transactions or affairs of the Group which may be within or come to his or its knowledge to the extent and so long as that information is confidential and not in the public domain.


A7.2 Each of the Covenantors (other than Mr David Fletcher) severally covenants with Atchison that he will not during the Restricted Period directly or indirectly, and either solely or jointly on behalf of himself or any other person:

     A7.2.1 for the purposes of a Competing Business, solicit or canvas or endeavour to solicit or canvas the custom of any Customer in respect of the supply of any of the Restricted Goods or Services;


     A7.2.2 for the purposes of a Competing Business, entice away or endeavour to entice away from any of the Group Companies any Supplier in respect of the supply or provision of any of the Restricted Goods or Services or any component part of any of them;


     A7.2.3 employ, solicit or entice away or endeavour to employ, solicit or entice away any Restricted Employee (whether or not any such person would, as a result, commit a breach of his terms of employment or his contract).


A7.3 The parties consider that the restrictions in paragraphs A7.1 and A7.2 taken separately and together, are not more onerous or extensive than is reasonable and necessary for the protection of the legitimate business interests of Atchison. If any restriction is held to be void or otherwise unenforceable but would be valid and enforceable if some part of that restriction were deleted, such restriction shall apply with such deletions as are necessary to make it valid and enforceable.


A8   BOOKS AND RECORDS, TAX RETURNS AND COMPUTATIONS


A8.1 Atchison shall procure that each Group Company:


     A8.1.1 shall preserve all of its books and records existing at Completion for a period of not less than three years from Completion or, in the case of books and records relating to Tax, seven years from Completion; and


     A8.1.2 shall at any reasonable time or times and upon reasonable notice allow the Covenantors (or their duly authorised representatives) access to and the right to take copies of such books and records.

A8.2 Atchison (on behalf of the Group Companies) or its duly authorised agents shall prepare the computations and returns relating to corporation tax in respect of all accounting periods beginning before Completion to the extent not prepared before Completion and shall submit such computations to the Covenantors or their duly authorised agents for comment. Atchison shall be obliged to take account of the Covenantors' reasonable comments in relation to any such return, save to the extent that to do so would materially increase the liability to Tax of any of the Group Companies in respect of any accounting period beginning after Completion.


A8.3 Atchison shall procure that the returns of SFL deal with the capital losses of SFL on the basis and in the form requested by the Covenantors (or their agents) and shall provide copies of all correspondence with the Inland Revenue relating to such losses to the Covenantors (or their agents) and shall not agree any matter relating to the amount or manner of set-off of such capital losses with the Inland Revenue save in accordance with the instructions of the Covenantors (or their agents).


A8.4 Atchison shall procure that the relevant UK Companies make (to the extent legally possible) the claims for the surrender by them for no consideration of advance corporation taxes (pursuant to section 240 Taxes Act) and/or group relief (pursuant to section 402 Taxes Act) in respect of the accounting periods commencing 1 April 1995, 1 April 1996 and 1 April 1997 as provided in clause 14.4 of the First Aerospace Agreement.


A8.5 Atchison agrees to procure the making (to the extent legally possible) by Teledyne Holdings Limited of a joint election with Special Melted Products Limited ("SMP") pursuant to section 158 of the Capital Allowances Act 1990 in respect of the disposal to SFL by SMP of the land and buildings at Staybrite works in occupation by SMP.


A8.6 Atchison agrees to procure compliance of each of the Group Companies of its obligations pursuant to clauses 14.1 and 14.2 of the First Aerospace Agreement.


A9   COMMITTEE


A9.1 Atchison undertakes and covenants to procure that forthwith upon the Offer being made each of SFL and Forgemasters Realisations (1998) Limited and (in the case of clause A9.1.3 only) relevant Group Companies irrevocably and unconditionally appoints the Committee as its agent:


     A9.1.1 to exercise all and any rights, powers, privileges and discretions vested in or conferred upon SFL and/or Forgemasters Realisations (1998) Limited in relation to the preparation, review agreement and/or determination of the Completion Accounts (as defined in the First Aerospace Agreement) for the purposes of the Aerospace Agreements;


     A9.1.2 to take, after the date of the Offer, all and any steps as the Committee thinks fit (in its absolute discretion) to seek payment and enforce recovery of all or any of the Aerospace Additional Payment (as defined in the Offer Document) including, without limitation, the commencement of legal proceedings (in the name of SFL and/or Forgemasters Realisations (1998) Limited) against Teledyne Holdings Limited and/or Teledyne Industries Inc and/or Allegheny Teledyne Incorporated (as guarantor under each of the Aerospace Agreements) or any other person; and


     A9.1.3 to surrender, after Completion, to any UK company within the Aerospace Group up to L3,000,000 of tax losses available for group relief (pursuant to section 402 Taxes Act) on such terms as the Committee may, in its absolute discretion, determine;


     and Atchison acknowledges and agrees that the Committee shall have full power and authority to exercise all the rights and authorities set out in or given or delegated to it pursuant to the Offer Document.


A9.2 Atchison undertakes and covenants to procure that each of SFL and Forgemasters Realisations (1998) Limited:


     A9.2.1 confirms to the Committee in writing, upon the Offer being made, its appointment on the terms of this clause A9 in the agreed terms;


     A9.2.2 will not after the date of the Offer undertake any of the matters detailed in clause 9.1 nor waive, release or suspend or agree to waive, release or suspend any rights under or pursuant to, or vary, or agree to vary any Aerospace Agreement or direct that payment or discharge of the Aerospace Additional Payment be made other than to the Vendor's Solicitors under the terms of the relevant Aerospace Agreement;


     A9.2.3 issues a letter in the agreed terms upon the Offer being made to the other parties to the Aerospace Agreements (informing them, inter alia, of the irrevocable authorities and delegation contained in this clause A9); and


     A9.2.4 allows unrestricted access to all documentation in its possession or under its control relating to or affecting the Completion Accounts and procure that its relevant personnel and, so far as it is lawfully able to do so, Coopers & Lybrand provide such assistance in relation to the Completion Accounts and the exercise of rights under this clause A9 as the Committee reasonably requests from time to time.


A9.3 Atchison undertakes to procure that the Committee is provided upon demand with all information necessary to enable it to calculate the Additional Consideration (as defined in the Offer Document) and to notify the Committee immediately upon receipt by

     SFGL, SFL or any other third parties on their behalf of any monies in respect of (or upon any discharge of all or any of) the Aerospace Additional Payment or any relevant documents (providing copies thereof).


A9.4  Atchison agrees (on behalf of itself and SFL and Forgemasters Realisations
      (1998) Limited) that the Committee shall:


      A9.4.1 not be obliged to take any action or proceedings on behalf of SFL and/or Forgemasters Realisations (1998) Limited pursuant to the Aerospace Agreements (whether for payment or recovery of the Aerospace Additional Payment (as defined in the Offer Document) or otherwise); and


      A9.4.2 be entitled to rely on the advice of any professional advisers selected by it and shall not be liable to SFL or Forgemasters Realisations (1998) Limited for any of the consequences of such reliance.


A9.5  Atchison agrees (on behalf of itself and SFL and Forgemasters Realisations
      (1998) Limited) that no member of the Committee shall be liable to Atchison and/or SFL and/or Forgemasters Realisations (1998) Limited for any action taken or omitted to be taken by the Committee under the terms of or in connection with this clause and Atchison shall indemnify each member of the Committee on demand for any and all liabilities, losses, damages, penalties, actions, judgements, costs, expenses or disbursements of any kind whatsoever which may be imposed on, incurred by or asserted against him or it by Atchison, SFL and/or Forgemasters Realisations (1998) Limited in any way relating to or arising out of him or it acting as a member of the Committee or performing his/its duties in connection therewith or any action taken or omitted by such member thereunder.


A9.6 The Committee shall consist of not more than three persons, two being appointed by the Covenantors (the first such appointees being M A Brand and D Fletcher) and one being appointed by NatWest Ventures (Nominees) Limited. The relevant appointor(s) may remove their appointee to the Committee and appoint another in his/her place by giving written notice to Atchison and (in the case of removal) to the person being removed. For the purposes of clause A9.5, "MEMBER OF THE COMMITTEE" includes all members from time to time together with NatWest Ventures (Nominees) Limited.


A9.7 A vacancy in the members of the Committee need not be filled if the relevant appointor(s) so agree, provided that the total number of members does not fall below two.


A9.8 The Committee shall act unanimously but shall otherwise transact its business in such manner as it thinks fit.


A9.9 Notwithstanding clause A9.8, all acts done by the Committee or by any person acting as a member of the Committee shall (notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Committee or person so acting or his authority to act or that they or any of them had vacated office) be as valid and effectual as if each such member or person had been properly appointed, had appropriate authority and had continued to be a member of the Committee.


A9.10 SFL shall be responsible for all costs, charges and expenses incurred
      (including, without limitation, professional advice and the costs of any Independent Accountants appointed pursuant to the First Aerospace Agreement) by or on behalf of the Committee in carrying out its functions under this clause A9. Atchison undertakes to procure that SFL promptly discharges all such costs, charges and expenses when due and payable.


A9.11 Atchison undertakes to the Covenantors to:


      A9.11.1 procure the issue to DLA Nominees Limited of a letter of credit from Harris Trust and Savings Bank in the agreed form upon exchange of this agreement;


      A9.11.2 procure that upon receipt by or on behalf of the SFG Group of all or any part of the Aerospace Additional Payment, such sums will be promptly placed on deposit with the Bank of Scotland accompanied by a direction that they be held on terms that will result in it earning the best rate of interest then available from Bank of Scotland for such sums for a minimum deposit period of six weeks or, if earlier, to the date that is seven days prior to the due date for payment of the Additional Consideration (as defined in the Offer Document) and that the authority of the Committee shall be required to withdraw the money from that account within such minimum deposit period;


      A9.11.3 consult the Committee prior to implementation of any such deposit arrangements; and


      A9.11.4 procure that Bank of Scotland is authorised to provide full details of all and any interest accrued on sums deposited with them pursuant to clause A9.11 (such authorisation to be provided upon the date of such deposit).


A9.12 Any notice to be given to the Committee shall be given to all Committee members in accordance with clause A14, save that the addresses and fax numbers for service shall (unless and until otherwise notified by the relevant appointors) be:


      M A Brand (as per clause A14.4)


      D Fletcher (as per clause A14.4)


      NatWest Ventures (Nominees) Limited

      For the attention of Michael Davy

      Fenchurch Exchange

      London

      EC3M 4TE

      Fax No: 0171 374 3580


A10   PUBLICITY


      No announcement or disclosure in respect of the making or terms of this agreement or the Offer shall be made or disclosed by a party to this agreement without the prior written consent of the others (which consent may be given by any of the Covenantors on behalf of all of them) except to the extent disclosure is required by law or the rules of a recognised investment exchange (as defined by the Financial Services Act 1986 and including the New York Stock Exchange), or the rules of the Securities and Exchange Commission which disclosure shall then only be made:


      A10.1 after prior consultation between the parties to this agreement as to its terms (which consultation may be held with any of the Covenantors on behalf of all of them);


      A10.2 strictly in accordance with any agreement as to the terms of disclosure; and



      A10.3 only to the persons and in the manner required by law or the rules of the relevant recognised investment exchange or the Securities and Exchange Commission or as otherwise agreed.


A11   COSTS


      Atchison shall pay its own costs of and incidental to the negotiation and preparation of this agreement, the preparation of the Offer Document and the making of the Offer and shall pay or procure the payment of the costs of the Covenantors if and to the extent that such costs are listed in the Agreed Costs List. Subject to clause A9, all other costs of the Covenantors will be borne by the Covenantors.

A12   MISCELLANEOUS


A12.1 Save in the case of any fraudulent misrepresentation, Atchison agrees that it will have no remedy against the Covenantors, and the Covenantors shall not have any liability of whatever nature to Atchison, in respect of any statement of fact or opinion whatsoever, including any untrue or misleading statement, warranty or representation, express or implied, made to Atchison or its agents, officers or employees upon which Atchison relied or may have relied in entering into this agreement (unless repeated in this agreement) and that Atchison's sole remedy (save in the case of any fraudulent misrepresentation) is for breach of contract in respect of the warranties, undertakings, covenants or indemnities expressly set out in this agreement and the Deed of Covenant, subject to the limitations contained in this agreement and the Deed of Covenant.


A12.2 No variation of this agreement shall be effective unless made in writing and signed by or on behalf of the parties to this agreement and no waiver of any term, provision or condition of this agreement shall be effective except to the extent made in writing and signed by the waiving party.



A12.3 Atchison may freely assign the benefit of this agreement and/or the Deed of Covenant to any company within the Atchison Group (as defined in the Offer Document) provided that the Covenantors' liability under this agreement and Deed of Covenant shall be no greater following any such assignment than it would have been had such assignment not taken place. Save as set out above, this agreement and the Deed of Covenant shall not be assignable.


A12.4 The invalidity, illegality or unenforceability of any provision of this agreement shall not affect the other provisions of this agreement.


A12.5 The provisions of this agreement shall continue in full force and effect notwithstanding Completion.

A12.6 This agreement may be executed in any number of counterparts by the different parties or separate counterparts, each of which when executed and delivered shall constitute an original but all of which shall together constitute one and the same instrument.


A12.7 No failure or delay in exercising or enforcing any right or remedy under this agreement shall constitute a waiver of such right or remedy and no single or partial exercise or enforcement of any right or remedy under this agreement shall preclude or restrict the further exercise or enforcement of any such right or remedy. The rights and remedies provided in this agreement are cumulative and not exclusive of any rights and remedies provided by law.


A13   TERMINATION


      The obligations of the Covenantors under this agreement shall cease and determine on the withdrawal or lapsing of the Offer without liability on the part of any of the Covenantors save for the liability of any Covenantor for his prior breaches of paragraph A3.3.


A14   NOTICES


A14.1 Any notice or document to be served under this agreement shall (if sent to
      Atchison) be sent by:


      A14.1.1  facsimile transmission; followed by


      A14.1.2  courier


      and, if sent to the Covenantors, be sent by first class recorded delivery post in each case at its or their address specified in paragraph A14.4 or at any other address which the party to be served may have notified to the other parties in accordance with this paragraph.


A14.2 Any such notice or document shall be deemed to have been served one hour after the time of despatch by facsimile transmission in accordance with paragraph A14.1, provided that it is despatched before 4:00p.m. on any Business Day and, in any other case, at 10:00a.m. on the Business Day following the date of such despatch (and for this purpose, such times shall be construed as United Kingdom time in respect of documents served on a Covenantor and central United States time in respect of documents served on Atchison).


A14.3 In proving service it shall be enough to prove that delivery was made, that the envelope containing the notice or document was properly addressed and posted as a prepaid first class recorded delivery letter or that the facsimile transmission was properly addressed and despatched (as appropriate).


A14.4 The following are the addresses of the Covenantors and the address and fax number of Atchison for the purposes of paragraph A14.1:




      THE COVENANTORS


      Mr P M Wright

      Address as stated in part B of this agreement


      Mr M A Brand

      Address as stated in part B of this agreement


      Mr D Fletcher

      Address as stated in part B of this agreement

      ATCHISON

      c/o Atchison Casting Corporation

      400 South Fourth Street

      Atchison

      Kansas 66002-0188

      United Stated of America

      Fax number: 001 913 367 2155

      Marked for the attention of the Chief Executive Officer


A15   CHOICE OF LAW


      This agreement shall be governed by and construed in accordance with English Law and the parties irrevocably agree that the English courts shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this agreement and that, accordingly, any proceedings, suit or action arising out of this agreement shall be brought in such courts.


IN WITNESS of which the parties have executed this agreement as a deed and delivered it on the day and year first above written.

                                        PART B

                 DETAILS OF THE COVENANTORS AND THE COMMITTED SHARES


(1)                      (2)            (3)                      (4)

NAME AND ADDRESS         NUMBER         RELEVANT PERCENTAGE OF   CASH LIMITATION
                         OF COMMITTED   ANY CLAIM UNDER THE      ON LIABILITY (L)
                         SHARES         WARRANTIES AND
                                        DEED OF COVENANT

Phillip Montague Wright  2,040,353      67.39                    235,865

Fern House

11 Tivydale

Cawthorne

Nr Barnsley

South Yorkshire

S75 4EJ



Malcolm Arthur Brand     1,207,500      16.08                      56,280

1A Lindrick Road

Woodsetts

Worksop

Nottinghamshire

S81 8RD



David Fletcher             941,045      16.53                      57,855

Dearne Mill House

19A Cuckstool Road

Denby Dale

Huddersfield HD8 8RF

                                        PART C

                             LIST OF THE GROUP COMPANIES


C1    THE UK COMPANIES


      Sheffield Forgemasters Group Limited

      British Rollmakers Corporation Limited

      C Akrill Limited

      Engineering Technologies Group Limited

      Firth Vickers Special Steels Limited

      Forgealert Limited

      Forgemasters Realisations (1998) Limited

      Forged Rolls (UK) Limited

      Forgemasters Engineering Limited

      Forgemasters Steel and Engineering Limited

      Gibson Engineering Company Limited

      Hadura Products Limited

      Johnson's Rolls Limited

      Midland Rollmakers Limited

      Miller and Company Limited

      Offshore Castings Limited

      River Don Castings Limited

      Sheffield Forgemasters Holdings Limited

      Sheffield Forgemasters Limited

      Sheffield Forgemasters Share Trustees Limited

      Sheffield Forgemasters Trustees Limited

      R B Tennent Limited

      Talos Group Limited

      Thomas Perry Limited

                                        PART C

                          LIST OF THE GROUP COMPANIES (CON)


C2    THE NON-UK COMPANIES


      Sheffield Forgemasters (Canada) Limited

      Euro SFM Edelstahl GmbH

                                        PART D

                                       PROPERTY


D1    THE UK PROPERTY


      D1.1 All that land and buildings at Brightside Lane, Carbrook Street, Hawke Street and Upwell Street, Sheffield, South Yorkshire collectively known as River Don Works, part of which is registered with Freehold Title Absolute under title numbers SYK356783, SYK389861 and SYK381599 and the remaining part is leasehold being demised by a lease dated 22 January 1993 and is registered at H M Land Registry under title number SYK328360.


      D1.2 All that freehold land lying to the north west of Sandstone Road, Sheffield, South Yorkshire registered at H M Land Registry with Freehold Title Absolute under title numbers SYK204372 and SYK377124.


      D1.3 All that land and buildings known as the Old Rectory, School Hill, Whiston, Rotherham, South Yorkshire as is registered at H M Land Registry with Freehold Title Absolute under title number SYK247462.


      D1.4 All that land and buildings at Shirecliffe Road, Sheffield as is registered at H M Land Registry with Freehold Title Absolute under title number SYK168119.


      D1.5 All that land known as Aston Ponds, Aston cum Aughton, Rotherham as is registered at H M Land Registry with Freehold Title Absolute under title numbers SYK204378 and SYK354602.


      D1.6 All that land and buildings at Weston Road, Crewe comprising the remainder of the land in a conveyance dated 8 June 1948 made between the Mayor, Alderman and Burgesses of the Borough of Crewe
               (1) and Midland Rollmakers Limited (2) and as the same is shown for identification purposes only edged in red on the plan annexed to the relevant Certificate of Title.


      D1.7 A former boiler house situate at Princess Street, Sheffield being part of the land registered at H M Land Registry with Freehold Title Absolute under title number SYK169835 and presently occupied by Graham Crossland by virtue of a lease dated 6 December 1996 between (1) Sheffield Forgemasters Limited and (2) Graham Crossland.


      D1.8 All that leasehold land situate at No 6, 12 O' Clock Court, Attercliffe Road, Sheffield all more fully described in a lease dated 21 November 1997 between (1) Osborne Assets Limited and (2) Sheffield Forgemasters Limited.


      D1.9 All and whole the subjects known as Whifflet Foundry, Whifflet Street, Coatbridge registered in the Land Register of Scotland under title number LAN 101911.


      D1.10 All and whole the subjects known as Meadow Foundry, Calder Street, Coatbridge comprising those several plots or areas of ground lying in the County of Lanark more particularly described in and disponed by and shown delineated and partly hatched in red on the plan annexed to the relevant Certificate of Title and subscribed as relative to the Disposition by R.B. Tennent Limited in favour of Sheffield Forgemasters Limited dated 16 December 1982 and recorded in the Division of the General Register of Sasines for the County of Lanark on 22 December 1983 (Book 7371, Folio 65); but excepting therefrom all and whole those subjects registered in the Land Register of Scotland under title number LAN 21451; which said subjects under the aforesaid exception are presently under application for registration in the Land Register of Scotland under title number LAN 101910.

D2    THE NON-UK PROPERTY


      D2.1 Leasehold property at Suite 525, 155 James Street, South Hamilton, Ontario, Canada occupied by Sheffield Forgemasters (Canada) Limited.


      D2.2 Leasehold property at Schumanstrasse 55, 40237 Dusseldorf, Germany occupied by Euro SFM Edelstahl GmbH

                                       PART E

                                     WARRANTIES


E1    BOOKS AND RECORDS


      Each of the Group Companies have kept all accounts, books, ledgers, financial, statutory and other records required by law to be kept by them and these:


      E1.1 have been accurately maintained in all material respects and are up to date;


      E1.2 are in the possession or under the control of the relevant Group Company;


      and no notice or allegation that any of them is incorrect or should be rectified has been received by the relevant Group Company.


E2    ACCOUNTS


E2.1  THE UK ACCOUNTS:


      E2.1.1 have been prepared in accordance with the requirements of all relevant statutes and generally accepted accounting principles;


      E2.1.2   comply with all applicable accounting standards;


      E2.1.3 show a true and fair view of the financial position of the relevant UK Company at the Accounts Date and of the profits and losses of the relevant UK Company for the financial period ended on the Accounts Date; and


      E2.1.4 adopt bases and apply accounting policies which have been adopted or applied in the UK Companies audited accounts for the two financial years before the Accounts Date.

E2.2  THE NON-UK ACCOUNTS:


      The Non-UK Accounts fairly present the financial condition and the results of operations, changes in stockholder's equity and cashflows of the Non-UK Companies as at the respective dates of, and for the periods referred to in the Non-UK Accounts.


E2.3  THE MANAGEMENT ACCOUNTS


      The Management Accounts have been prepared in good faith and in accordance with the accounting policies adopted in the preparation of the UK Accounts (or, as appropriate, the Non-UK Accounts) and on bases and principles consistent with those used in the preparation of the management accounts of the Group for the financial year which ended on the Accounts Date.


E3    THE GROUP COMPANIES' ASSETS


E3.1  ASSETS AND CHARGES


      E3.1.1 Each of the Group Companies owns all assets included in its relevant Accounts and all assets which have been acquired by it since the Accounts Date (except for assets disposed of by it in the ordinary course of its business).


      E3.1.2 Save for liens and suppliers' retentions of title no assets of any of the Group Companies, nor any of their undertakings, goodwill or uncalled capitals are subject to any Encumbrance or any agreement or commitment to give or create any Encumbrance.


      E3.1.3 Since the Accounts Date each of the Group Companies has been in possession or control of all its assets (except those disposed of in the ordinary course of business for an amount less than L25,000).


      E3.1.4 No asset is shared by any of the Group Companies with any other person (other than other Group Companies) and none of the Group Companies depend for their respective businesses upon, or use, any assets, facilities or services owned or supplied by the Aerospace Group.


E3.2  DEBTS DUE TO THE GROUP COMPANIES


      E3.2.1 So far as the Covenantors are aware the debts owed to each of the Group Companies have or will realise the value at which they are shown in the relevant Accounts for that company (net of the provisions made in the Accounts).


      E3.2.2 None of the Group Companies have factored or discounted any of their debts or agreed to do so or waived any right of set off against a third party.


E3.3  TITLE RETENTION


      None of the Group Companies have acquired or agreed to acquire any asset on terms that property in them does not pass until full payment is made.


E3.4  STOCK


      So far as the Covenantors are aware each of the Group Companies' stock in trade was valued for the purposes of its relevant Accounts at the lower of cost and net realisable value and such valuation was made in accordance with the relevant company's normal method for valuing stock.


E3.5  PLANT

      So far as the Covenantors are aware each major item of machinery and plant necessary to carry on the business of each of the Group Companies:


      E3.5.1 is (having regard to its age and current use) in satisfactory working order; and


      E3.5.2 complies in all material respects with all material legal requirements relating to it and its use.


E4    THE GROUP COMPANIES' BUSINESS SINCE THE ACCOUNTS DATE


E4.1 Since the Accounts Date, each of the Group Companies has carried on business:


      E4.1.1   in the ordinary and usual course;


      E4.1.2 without entering into any transaction, assuming any liability or making any payment (not provided for in the relevant Accounts) which is not in the ordinary course of its business;


      E4.1.3 without any material interruption or material alteration in the nature, scope or manner of its business.


E4.2  Since the Accounts Date:


      E4.2.1 none of the Group Companies has made or paid, nor is now proposing to make or pay, any dividend or distribution;


      E4.2.2 no resolution of the shareholders of any of the Group Companies has been passed other than resolutions relating to the routine business of annual general meetings;


      E4.2.3 no change in the accounting reference period of any member of the Group has been made and no change has been made in the accounting policies or accounting methods adopted by any member of the Group; and


      E4.2.4 no Group Company has waived repayment, in whole or in part, of any indebtedness owing to it or agreed to the discharge of any charge or other security in its favour.


E5    TAX WARRANTIES


E5.1  THE UK COMPANIES


      E5.1.1   ADMINISTRATION AND RETURNS


          E5.1.1.1 So far as the Covenantors are aware each of the UK Companies has, within the requisite time limits specified by statute, made all returns, given all notices, made all applications and supplied all other information required by law to be supplied to the Inland Revenue or other Tax Authorities, all such information, applications, returns and notices were and remain, so far as the Covenantors are aware, complete, true and accurate in all material respects and so far as the Covenantors are aware are not the subject of any dispute with the relevant authorities.


          E5.1.1.2 The Disclosure Letter contains details, so far as they affect the UK Companies, of all concessions, arrangements and agreements (whether formal or informal) negotiated with any Tax Authority.


      E5.1.2   PAYMENT OF TAX


          E5.1.2.1 Each of the UK Companies has paid all Tax which it has become liable to pay and so far as the Covenantors are aware are under no liability to pay nor are there any circumstances by virtue of which any of the UK Companies is likely to become liable to pay, any fine, penalty, surcharge or interest in connection with any claim for Tax.


          E5.1.2.2 Each of the UK Companies have properly deducted Tax as required by law from all payments made and have accounted to the appropriate Tax Authority for all Tax so deducted.


      E5.1.3   PAYE AND NATIONAL INSURANCE


          E5.1.3.1 So far as the Covenantors are aware each of the UK Companies have properly operated the Pay As You Earn and National Insurance system deducting Tax as required by law from all payments made, or treated as made to, employees and ex-employees of the UK Companies and have accounted to the Inland Revenue, DSS or Contributions Agency (as the case may be) for all Tax so deducted and all Tax chargeable on benefits provided for employees of the UK Companies.


          E5.1.3.2 So far as the Covenantors are aware, each of the UK Companies have complied in all material respects with all reporting requirements and has kept books and records relating to all payments and benefits made or provided, or treated as made or provided to its directors, employees or officers or former directors, employees or officers.


          E5.1.3.3 None of the UK Companies participate in a scheme registered under chapter III of part V of the Taxes Act and no application for registration of such a scheme has been made by any of the UK Companies.

      E5.1.4   CAPITAL GAINS


          None of the UK Companies have made a claim under section 23, sections 152 to 156 (inclusive), section 158, section 162 or section 247 of the TCGA and no such claim has been made by any other company which affects or could affect the amount or value of the consideration for the acquisition of any asset by any of the UK Companies taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.


      E5.1.5   STAMP DUTY AND STAMP DUTY RESERVE TAX


          All documents necessary to establish title of each of the UK Companies to their respective assets held at Completion and which attract stamp duty have been duly stamped.


      E5.1.6   DISTRIBUTIONS AND PAYMENTS


          E5.1.6.1 Since the Accounts Date no dividend or other distribution within the meaning of part VI chapter II of the Taxes Act has been made by any of the UK Companies nor are any of the UK Companies bound to make any such distribution.


          E5.1.6.2 No rents, interest, annual payments or other sums of an income nature which any of the UK Companies is under an existing obligation to pay in the future, are wholly or partially disallowable as deductions or charges in computing profits for the purposes of corporation tax.


          E5.1.6.3 None of the UK Companies have made or received any distribution which is, or is treated as, an exempt distribution within sections 213 to 218 (inclusive) of the Taxes Act.

      E5.1.7   VAT


          E5.1.7.1 Each of the UK Companies is a registered and taxable person for the purposes of VAT and no such registration is subject to any condition imposed by or agreed with HM Customs and Excise.


          E5.1.7.2 So far as the Covenantors are aware each of the UK Companies have complied in all material respects with all statutory provisions and regulations and made all necessary returns required by law in relation to VAT and, within the prescribed time limits, has provided all necessary information and documents required by law to be provided to H M Customs and Excise, or other appropriate Tax Authorities and paid all amounts due by law to the proper person.


          E5.1.7.3 So far as the Covenantors are aware, each of the UK Companies have at all times kept materially complete, correct and up-to-date records, invoices and other documents required by law to be kept for the purposes of the VATA.


          E5.1.7.4 None of the UK Companies have been required by H M Customs and Excise to give security under paragraph 4 of schedule 11 to the VATA.


          E5.1.7.5 So far as the Covenantors are aware, all VAT payable upon the importation of goods and all duties of customs and excise payable in respect of any assets (including trading stock) imported or owned by each of the UK Companies has been paid in full.


          E5.1.7.6 None of the UK Companies are liable and will not (in respect of anything done before Completion) be liable to any interest, penalty or surcharge in respect of VAT.


      E5.1.8   VAT ON PROPERTY


          E5.1.8.1 None of the UK Companies owns the fee simple in any building or civil engineering work which is uncompleted or which was completed (within the meaning of note (2) to group 1 of schedule 9 to the VATA) less than three years before the date of this agreement or was completed before 1 April 1989 but (in the case of a building) was not fully occupied or (in the case of a civil engineering work) not fully used before 1 April 1989.


          E5.1.8.2 None of the UK Companies have made any election under paragraph 2 of schedule 10 to the VATA to waive exemption from VAT in relation to any land or building and no such election has been made in relation to any land or building by any member or former member of any group of companies of which the UK Companies is or was a member for VAT purposes.


      E5.1.9   CUSTOMS DUTIES


          E5.1.9.1 Each of the UK Companies has complied in all material respects with all statutory provisions and regulations and made all necessary returns in relation to the collection and payment of customs duties, excise duties and other charges having an equivalent effect; and the UK Companies have provided all necessary information and documents and paid all amounts due to HM Customs and Excise, or other appropriate Tax Authority in relation to such charges within the prescribed time limits.

          E5.1.9.2 Details of all bonds, recognisance and guarantees given to HM Customs and Excise, or other appropriate Tax Authority by or in relation to the UK Companies are set out in the Disclosure Letter.


      E5.1.10  CLOSE COMPANY


          E5.1.10.1 None of the UK Companies is a close company within the meaning of section 414 of the Taxes Act.



          E5.1.10.2 No distribution within section 418 of the Taxes Act has been made by any of the UK Companies and no such distribution will be made before Completion.


          E5.1.10.3 None of the UK Companies have made (and will not be deemed to have made) any loan or advance to a participator or an associate of a participator so as to become liable to make any payment under section 419 of the Taxes Act.


      E5.1.11  RESIDENCE


          Each of the UK Companies are and always have been resident in the United Kingdom for the purposes of any Tax and are not a dual resident company for Tax purposes.


      E5.1.12  GROUPS


          E5.1.12.1  All assets currently owned by each of the UK Companies in respect of which a charge may arise on any of the UK Companies ceasing to be a member of the same group of companies as any other company in the six years following Completion under section 179 TCGA

                     (company ceasing to be a member of the group) are listed in the Disclosure Letter.


          E5.1.12.2  Details of all claims for group relief and all claims for or agreements relating to the surrender of surplus advance corporation tax or repayments of Taxation to which any of the UK Companies is or was a party before Completion where such claim has not been finally accepted by the Inland Revenue are contained in the Disclosure Letter.



      E5.1.13  INHERITANCE TAX


          E5.1.13.1  There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets or shares of the UK Companies and neither the assets nor the shares are subject to any Inland Revenue charge as mentioned in section 237 of the Inheritance Tax Act 1984 ("ITA").


          E5.1.13.2  No person has the power under section 212 of the ITA to raise any capital transfer tax or inheritance tax by the sale or mortgage of or by a terminable charge on any of the UK Companies' assets.


E5.2  THE NON-UK COMPANIES


      E5.2.1   ADMINISTRATION AND RETURNS


          E5.2.1.1 So far as the Covenantors are aware each of the Non-UK Companies has, within the requisite time limits specified by statute, made all returns, given all notices, made all applications and supplied all other information required by law to be supplied to the appropriate

                     Tax Authorities, all such information, applications, returns and notices were and remain, so far as the Covenantors are aware, complete, true and accurate in all material respects and so far as the Covenantors are aware are not the subject of any dispute with the relevant authorities.


          E5.2.1.2 The Disclosure Letter contains details, so far as they affect the Non-UK Companies, of all concessions, arrangements and agreements (whether formal or informal) negotiated with any Tax Authority.


      E5.2.2   PAYMENT OF TAX


          E5.2.2.1 Each of the Non-UK Companies has paid all Tax which it has become liable to pay and so far as the Covenantors are aware are under no liability to pay nor are there any circumstances by virtue of which any of the Non-UK Companies is likely to become liable to pay, any fine, penalty, surcharge or interest in connection with any claim for Tax.


          E5.2.2.2 Each of the Non-UK Companies have properly deducted Tax as required by law from all payments made and have accounted to the appropriate Tax Authority for all Tax so deducted.


E6    PROPERTY AND ENVIRONMENTAL WARRANTIES


E6.1  WARRANTIES RELATING TO ALL OF THE PROPERTIES


      E6.1.1 The particulars of the Properties shown in part D are true and correct.


      E6.1.2 The Properties comprise all the land and premises of any tenure owned, used or occupied by the Group Companies.


      E6.1.3 The Certificates of Title are true, complete and accurate in all material respects.


E6.2  WARRANTIES RELATING TO THE NON-CERTIFICATED PROPERTIES


      The following warranties apply to the properties listed in part D which are not covered by the Certificates of Title, namely those properties whose details are contained in paragraphs D1.4, D1.5, D1.7 and D1.8 (the "Non-Certificated Properties"):


      E6.2.1   TITLE


        (i) The information contained in part D as to the tenure of the Non-Certificated Properties, is true and accurate in all respects.


        (ii) Where the title to any of the Non-Certificated Properties is registered, a member of the Group is shown on the register thereof at HM Land Registry as the Proprietor and the Land or Charge Certificate in respect of each of such Non-Certificated Properties is in the possession or under the control of the Group.


        (iii) The title to each of the freehold Non-Certificated Properties is good and, so far as the Covenantors are aware, the Non-Certificated Properties have the benefit of easements and rights to allow the activities and use presently carried on.


      E6.2.2   ENCUMBRANCES


        (i) So far as the Covenantors are aware, the Non-Certificated Properties are free from any mortgage, debenture or other financial charge

               (whether specific or floating, legal or equitable) or rent charge securing the repayment of monies or other obligation or liability whether of the Group or any other party.


        (ii) So far as the Covenantors are aware, no formal notices have been received that the Non-Certificated Properties are subject to any covenants, restrictions, stipulations, easements, rights of way or wayleaves materially affecting their present use.


        (iii) Save as disclosed in the Disclosure Letter, the Group has vacant possession of each of the Non-Certificated Properties so far as the Covenantors are aware.


        (iv) So far as the Covenantors are aware, no compulsory purchase notices have been received affecting the Non-Certificated Properties.


      E6.2.3   PLANNING MATTERS


        (i) For the purposes of this paragraph 6.2.3 "THE PLANNING ACTS" means:


               (a)   The Town and Country Planning Act 1990;


               (b) The Planning (Listed Buildings and Conservation Areas) Act 1990;


               (c)   The Planning (Hazardous Substances) Act 1990;


               (d)   The Planning (Consequential Provisions) Act 1990; and


               (e)   The Planning and Compensation Act 1991;

               as the same are from time to time varied or amended and any other statute or subordinate legislation relating to planning matters.


        (ii) So far as the Covenantors are aware, no formal notices have been received that the use of each of the Non-Certificated Properties is not the permitted or lawful use for the purposes of the Planning Acts.


E6.3 ENVIRONMENTAL


     E6.3.1 So far as the Covenantors are aware each of the Group Companies holds (in its name) all authorisations, permissions, consents, licences and agreements necessary to enable it to carry on its business lawfully and effectively in the places and in the manner in which that business is now carried on and in particular (but without limitation): to make all relevant abstractions of water; to keep, store or hold all relevant substances whether as raw materials, products or wastes; to carry on all relevant processes; and to hold, treat, manage, consign and dispose of all waste materials, substances, gases and effluents in the relevant manner.


     E6.3.2 So far as the Covenantors are aware all such authorisations, permissions, consents, licences and agreements have been lawfully obtained and are in full force and effect.


     E6.3.3 So far as the Covenantors are aware no further authorisations, permissions, consents, licences and agreements are necessary to enable any of the Group Companies to carry on its business as now conducted or as conducted in the period covered by the Accounts.


     E6.3.4 Without prejudice to paragraphs E6.3.1, E6.3.2 and E6.3.3, details of authorisations, permissions, consents, licences and agreements of the types referred to in paragraph E6.3.1 are set out in the Disclosure Letter.

     E6.3.5 So far as the Covenantors are aware each of the Group Companies has complied in all material respects with all conditions attaching to the authorisations, permissions, consents, licences and agreements referred to in paragraph E6.3.1 and held by it (whether such conditions are imposed expressly or are implied by law) and, so far as the Covenantors are aware, there are no circumstances which would render it impracticable for the relevant Company to comply with those conditions in the future.


     E6.3.6 So far as the Covenantors are aware none of the Group Companies have received any notice, correspondence or communication in any other form in respect of any of the authorisations, permissions, consents, licences or agreements referred to above revoking, suspending, modifying or varying any of them and there are no circumstances which might give rise to such notice being received or of any intention on the part of any relevant authority to give any such notice.


     E6.3.7 So far as the Covenantors are aware none of the Group Companies have received any notice, order or other communication from any relevant environmental authority in respect of their respective businesses, failure to comply with which would constitute breach of any legal requirements for the protection of the environment or of human health or amenity (or compliance with which could be secured by further proceedings).


     E6.3.8 The Warranties set out in paragraphs E6.3.1 to E6.3.7 above (inclusive) are the only Warranties given in respect of the environment and each of the other Warranties shall be deemed not to be given in relation to the environment.


E7   SALE OF SHARES

E7.1 COMMISSION


     No one is entitled to receive from any of the Group Companies any finder's fee, brokerage, or other commission in connection with the sale or purchase of the Shares and any commission payable by the Covenantors (or any of them) in connection with the sale or purchase of the Shares will be paid by the relevant Covenantors prior to Completion.


E7.2 CONSEQUENCE OF SHARE ACQUISITION BY ATCHISON


     So far as the Covenantors are aware, neither the acquisition of the Shares by Atchison nor compliance with the terms of this agreement:


     E7.2.1 will cause any of the Group Companies to lose the benefit of any material right it presently enjoys;



     E7.2.2 will relieve any person of any contractual obligation to the Group Companies or enable any person to determine any obligation by or to any of the Group Companies or any right or benefit enjoyed by the UK Companies or to exercise any right under any agreement with or otherwise in respect of the Group Companies in any such case which would have a material adverse effect on the financial position of any of the Group Companies;


     E7.2.3 will result in any present or future indebtedness of any of the Group Companies becoming due or capable of being declared due and payable earlier than otherwise;


     E7.2.4 will give rise to or render exercisable any right of pre-emption or termination; or

     E7.2.5 will conflict with or result in the breach of or a default under or give rise to any obligation of any of the Group Companies (whether under its articles of association or equivalent constitution documents, or under any deed agreement, trust, charter, decree, lease, mortgage, indenture or other instrument or the judgment, award or order of any authority) or give rise to any increased liability of any of the Group Companies under any such obligation in any such case which would have a material adverse effect on the financial position of any of the Group Companies.


E7.3 OPTIONS ETC


     No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale or transfer of any share or loan capital of the Group Companies under any option or other agreement (including conversion rights and rights of pre-emption).


E7.4 THIRD PARTY CONSENT


     No consent or permission of any third party is required in connection with the sale of the Shares by any of the Covenantors.


E8   TRANSACTIONS AT AN UNDERVALUE


     None of the Shares have ever been the subject of a transaction at an undervalue.


E9   THE GROUP COMPANIES' CONSTITUTIONS

E9.1 DUE INCORPORATION


     Each UK Company is a company duly incorporated and validly existing under English law. Each Non-UK Company is a company duly incorporated and validly existing under the laws of the jurisdiction specified in respect of that Company in the Group Companies List.


E9.2 REGISTERED AND OTHER PARTICULARS


     The particulars of the Group Companies in the Group Companies List are accurate.


E9.3 SHARE CAPITAL


     E9.3.1 All the issued shares in the Company are fully paid and are beneficially owned and registered in the names of the persons listed as shareholders of the Company in the Shareholder List.


     E9.3.2 The Shares represent the entire issued share capital of the Company and there are no options or other agreements (conditional or unconditional) outstanding which call for the issue of or accord to any person the right to call for the issue of any shares in the capital of any of the Group Companies (other than SFGL).


     E9.3.3    None of the Group Companies have:


          E9.3.3.1 repaid or redeemed any shares of any class of its share capital or otherwise reduced its issued share capital or any class of it or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital;


          E9.3.3.2 made or resolved to make any issue of shares or other securities by way of capitalisation of profits or reserves;


          E9.3.3.3 (in the case of the UK Companies) given any financial assistance as defined in section 152 of the Act;


          E9.3.3.4 offered any shares or securities to the public except in accordance with the provisions as to authority and pre-emption contained in the Act; or


          E9.3.3.5  agreed to do any such thing specified in this paragraph E9.


E9.4 MEMORANDUM AND ARTICLES OF ASSOCIATION


     E9.4.1    THE UK COMPANIES


          The copy of the memorandum and articles of association of each of the UK Companies attached to the Disclosure Letter is true and complete and includes or has attached to it a copy of every such resolution or agreement as is referred to in section 380 of the Act.


     E9.4.2    THE NON-UK COMPANIES


          The copy of the articles of incorporation and the bylaws of each of the Companies attached to the Disclosure Letter is true and complete.


E9.5 COMPANY AUTHORITY


     E9.5.1 Each of the Group Companies have at all times carried on their respective business and affairs in accordance with their respective memorandum and articles of association or equivalent documents.


     E9.5.2 None of the UK Companies have given any power of attorney or any other authority (express, implied or ostensible) to any person to enter into any contract or commitment or do anything on its behalf which is still outstanding or effective (other than any authority of directors or employees to enter into routine trading contracts in the normal course of their duties).


E10  LICENCES AND LITIGATION


E10.1     COMPLIANCE WITH LAWS


     E10.1.1   THE UK COMPANIES


          So far as the Covenantors are aware each of the UK Companies has conducted its business in all material respects in accordance with all laws, statutes and regulations and all regulations and directives of the European Union applicable in the United Kingdom (including those made or issued pursuant to the Treaties of Rome, Paris and Maastricht) and any relevant foreign country (excluding laws, statutes and regulations for the protection of the environment or of human health or amenity), and there is no order or judgment of any court or any governmental agency of the United Kingdom, the European Union or any foreign country outstanding against any of the UK Companies (or any of its officers or employees in their capacities as such) which may have an adverse and material effect upon the assets or businesses of any of the UK Companies.


     E10.1.2   THE NON-UK COMPANIES


          So far as the Covenantors are aware, each of the Non-UK Companies has conducted its business in all material respects in accordance with all applicable

          Legal Requirements and neither of the Non-UK Companies nor any of its officers, agents or employees (during the course of their duties in relation to the Non-UK Companies) have committed, or omitted to do, any act or thing the commission or omission of which is, or could be, a breach or contravention of any of the applicable Legal Requirements. For the purposes of this paragraph, "LEGAL REQUIREMENTS" means federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.


E10.2     LICENCES ETC


     So far as the Covenantors are aware all necessary licences, consents, permits, and authorities (public and private) (excluding any required under any laws for the protection of the environment or of human health or amenity) have been obtained by each of the Group Companies to enable them to carry on their respective business effectively in the places and in the manner in which that business is now carried on and so far as the Covenantors are aware they are all valid and subsisting and, so far as the Covenantors are aware, there is no reason why any of them should be suspended, cancelled or revoked.


E10.3     LITIGATION AND CONTRACTUAL PERFORMANCE


     E10.3.1 Neither any of the Group Companies nor so far as the Covenantors are aware any of their officers or employees (in relation to their duties with the Group Companies or for which they may be vicariously liable) are engaged in any criminal prosecution or civil litigation or arbitration proceedings or dispute resolution procedures in which the amount claimed in any case exceeds L20,000 (or its equivalent in any relevant foreign currency as at today's date).


     E10.3.2 So far as the Covenantors are aware no criminal prosecution or civil litigation or arbitration proceedings or dispute resolution procedures are pending or threatened by or, so far as the Covenantors are aware, against any of the Group Companies (or any of their officers or employees in relation to their duties with the Group Companies or for which they may be vicariously liable) which could involve the imposition of penalties, fines or liabilities on any of the Group Companies in any case exceeding L20,000 (or its equivalent in any relevant foreign currency as at today's date) and, so far as the Covenantors are aware, there are no facts likely to give rise to any litigation, arbitration or dispute.


     E10.3.3 None of the Group Companies are or have been a party to any undertaking or assurance (which is still in force) given to any court or governmental agency or other regulatory body.


     E10.3.4 So far as the Covenantors are aware, no governmental or official investigation or inquiry concerning any of the Group Companies is in progress or pending and so far as the Covenantors are aware, there are no facts or circumstances likely to give rise to any such investigation or inquiry.


E10.4     RETURNS


     All returns, particulars, resolutions and other documents required under applicable legislation affecting companies to be delivered by or on behalf or in respect of any of the Group Companies or sent to the Registrar of Companies (or its equivalent in any foreign jurisdiction) have been made and delivered.


E11  FINANCE


E11.1     FINANCE OBLIGATIONS


     None of the Group Companies have outstanding:

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     E11.1.1   any loan, loan capital or other liability (actual or contingent)
               in the nature of borrowings (including but not limited to acceptance credits, unmatured bills or other commercial paper) or any long term or interest bearing obligation which will or may result in any of the Group Companies being liable to make any payment or incur any other liability;


     E11.1.2 any guarantee, indemnity, suretyship or other arrangement under which any of the Group Companies is or may become liable for any obligation of any other person;


     E11.1.3   any obligations under any factoring or similar agreement;


     E11.1.4 any indebtedness except trade creditors in the ordinary course of business;


     E11.1.5   any bond or other interest bearing indebtedness; or


     E11.1.6 any liabilities under contracts for hire or rent or hire purchase or purchase by way of credit or instalment payment, in respect of which the annual amounts payable by any Group Company exceeds L20,000 (or its equivalent in a relevant foreign currency as at today's date), other than contracts in respect of motor vehicles used in the ordinary course of business.


E11.2     REPAYMENT REQUIREMENTS


     None of the Group Companies have received any notice to repay any monies or liabilities which are repayable on demand and no default or event has occurred entitling any person (with or without giving any formal notice and whether immediately or after expiry of any notice) to demand or accelerate repayment, appoint a receiver or take other action to protect security granted to it by any of the Group Companies.

E11.3     GRANTS


     E11.3.1 None of the Group Companies have applied for or received any financial assistance from any supra-national, national or local authority or governmental agency within the last five years or any financial assistance which is or may be or become repayable (whether in whole or in part) as a result of any act or omission of any of the Group Companies, the transfer of the Shares pursuant to the Offer or for any other reason.


     E11.3.2 Where any Group Company has received financial assistance and a notification to or the consent, permission or waiver of any supra-national, national or local authority or governmental agency is required to the transfer of the Shares in order that such financial assistance is not, or may not be, required to be repaid in whole or in part, such notification, consent, permission or waiver has been made or obtained and a copy of it is attached to the Disclosure Letter.


E11.4     INSOLVENCY


     E11.4.1   THE UK COMPANIES


       E11.4.1.1    No receiver or administrative receiver has been appointed in respect of any of the UK Companies or any of the assets or undertaking of any of the UK Companies.


       E11.4.1.2    No administration order has been made and no petition has
                    been presented for such an order in respect of any of the UK

                    Companies.


       E11.4.1.3    No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding-up of any of the UK Companies.


       E11.4.1.4    None of the UK Companies have stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) or otherwise become insolvent.


       E11.4.1.5    No unsatisfied judgment, order or award is outstanding
                    against any of the UK Companies.


       E11.4.1.6    No written demand under section 123(1)(a) of the Insolvency
                    Act 1986 has been made against any of the UK Companies.


       E11.4.1.7    No distress or execution has been levied on, or other
                    process commenced against, any asset of any of the UK
                    Companies.


       E11.4.1.8    No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of any of the UK
                    Companies.


       E11.4.1.9    So far as the Covenantors are aware, no circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order of the type mentioned in any part of this paragraph E11.


     E11.4.2   THE NON-UK COMPANIES

       No meeting has been convened at which a resolution will be proposed, no resolution has been passed, no petition has been presented and no order has been made for the winding-up of any of the Non-UK Companies.


E12  INSURANCE


E12.1 Particulars of all the insurance policies maintained by each of the Group Companies at the date of this agreement are disclosed in the Disclosure Letter.


E12.2 All premiums due in respect of those insurance policies have been fully paid; and the next renewal date for each of such insurances is as specified in the Disclosure Letter;


E12.3 No claim is outstanding under any of the insurances and, so far as the Covenantors are aware, no circumstances exist which are likely to give rise to any such claim.


E12.4 There are no outstanding claims against any of the Group Companies, by any employee or other person, in respect of any accident, injury or damage, which are not fully covered by insurance.


E12.5 There have been no material claims against insurers by any of the Group Companies in the twelve months ending on the date of this agreement.


E13  CONTRACTS


E13.1  None of the Group Companies are party to any material agreement:


     E13.1.1 entered into otherwise than by way of bargain at arms length in the ordinary and proper course of its business;


     E13.1.2   which so far as the Covenantors are aware:

     E13.1.3 cannot be fulfilled by the relevant Company without undue or unusual expenditure of money using only fixed assets presently owned by it and current assets of the types presently held by it and in quantities requiring a level of purchase of current assets not materially greater than during the period covered by the relevant Accounts and finance within the existing facilities of the relevant Company.


     E13.1.4 is for the supply to or by the relevant Company of goods or services which may last longer then twelve months;


     E13.1.5 is for the supply of goods or services by the relevant Company of a type not manufactured or supplied by it in the period covered by the relevant Accounts.


E13.2 So far as the Covenantors are aware, none of the Group Companies is in breach of any contract to which it is a party, and no other party to any such contract is in breach of it. So far as the Covenantors are aware, all agreements, rights, commitments, obligations, arrangements and understandings to which each Group Company is a party are valid and enforceable. The Covenantors are not aware of any grounds for the termination, rescission, avoidance or repudiation of any contract by any Group Company or another party to such contract.


E13.3 The Covenantors are not aware of any fact, matter or circumstance which is reasonably likely to result in any claim being made under or pursuant to any guarantee, warranty or penalty provision in any contract entered into by any of the UK Companies.


E14  COMPETITION


E14.1  RESTRICTIVE AGREEMENTS

     There are no agreements:


     E14.1.1 which have or will have the effect of restricting the freedom of any of the Group Companies to provide or take goods or services or to otherwise conduct its trade or business by such means and from or to such persons at such prices (and otherwise in such manner) as the Group Companies may from time to time think fit;


     E14.1.2 which will or may restrict the use or disclosure of information by any of the Group Companies or oblige them to disclose information;


     E14.1.3 limiting or excluding any of the Group Companies' right to do business and/or compete in any area or field with any other person;


     E14.1.4 to which any of the UK Companies are party which contravene any of the provisions of the Treaty of Rome 1957 or the Treaty of Paris 1951 or the Treaty of Maastricht.


E14.2  CONSUMER, TRADE, ANTI-COMPETITIVE AND OTHER RESTRICTIVE PRACTICES


     E14.2.1 None of the practices or arrangements of any of the UK Companies is or has been or, so far as the Covenantors are aware, is likely to be the subject of any investigation, reference, report or order made under the Fair Trading Act 1973, the Competition Act 1980, and no undertaking has been given by any of the UK Companies pursuant to any action taken under any of those Acts.


     E14.2.2 None of the Group Companies have received any process, notice or communication (formal or informal) by or on behalf of, in the case of the UK Companies, the Office of Fair Trading, the Monopolies and Mergers Commission, the Secretary of State for Trade and Industry, the European Commission or, in the case of all Group Companies, any other authority of any country or supra-national organisation having jurisdiction in competition or anti-trust matters, in relation to any aspect of the business of any of the Group Companies or any agreement or arrangement to which any of the Group Companies are or were a party and (so far as the Covenantors are aware) none of the Group Companies is likely to receive any such process, notice or communication.


E14.3  RELATIONSHIPS WITH THIRD PARTIES


     E14.3.1 Neither more than 10 per cent of the aggregate amount of all the purchases nor more than 10 per cent of the aggregate amount of all the sales of the Group Companies during the period covered by the Accounts were obtained from or made to the same supplier or customer (or connected suppliers or customers).


     E14.3.2 There is no embargo or trade boycott on the business of any of the Group Companies or any of their products or suppliers nor so far as the Covenantors are aware is it likely that any material source of supply to any of the Group Companies or any material outlet for the sales of any of the Group Companies will be put in jeopardy by an embargo or trade boycott (whether as a result of political action or trade dispute or otherwise).


     E14.3.3 The Disclosure Letter contains details of any industry, trade or professional organisation, regulatory body or quality control organisation of which any of the Group Companies is a member, to which it is affiliated, to whose regulation it is subject or in respect of which it has any continuing liability (including details of any shares held, fees payable and rules governing membership).


     E14.3.4 Each of the Group Companies has complied in all material respects with the rules (whether or not legally binding) of any organisation or body of the types specified in paragraph E14.3.3 of which it is a member or to which it is subject.


     E14.3.5 So far as the Covenantors are aware, none of the Group Companies are subject to or threatened with any disciplinary action or penalty by any such organisation or body as is specified in paragraph E14.3.3.


E15  DEFECTIVE PRODUCTS


     So far as the Covenantors are aware none of the Group Companies have received notice alleging that any goods manufactured, sold or supplied by them are or were, in any material respect, faulty or defective that remains unsettled.


E16  INFORMATION


E16.1  SECRET OR CONFIDENTIAL INFORMATION


     So far as the Covenantors are aware, none of the Group Companies have at any time (except in the ordinary course of business or to persons under duties to it to maintain confidentiality or to its professional advisers) disclosed to any person other than Atchison:


     E16.1.1   any information relating to any of its confidential information;


     E16.1.2 any other information relating to its business or affairs the disclosure of which might or could cause loss or damage to or adversely affect the relevant Company; nor


     E16.1.3 any secret or confidential information relating to its manufacturers, suppliers, customers, clients and agents or to any other person who has or has had any dealings with it.

E16.2  COMPUTER KNOW-HOW AND MARKETING INFORMATION


     E16.2.1 All Computer Know-how and Marketing Information used by each of the Group Companies is owned by it or is the subject of a valid grant of rights to the relevant Company (as the case may be) and is not subject to any restriction which materially and adversely affects the relevant Company's ability to use it for the purpose of its business.


     E16.2.2 So far as the Covenantors are aware, none of the Group Companies have disclosed (other than to its own employees under obligations of confidence to it), nor is it obliged to disclose, any Computer Know-how or Marketing Information of a confidential nature to any person.


     E16.2.3 So far as the Covenantors are aware, none of the Group Companies are in breach to an extent which is material of any agreement under which any Computer Know-how or Marketing Information was or is to be made available to it.

E16.3  DATA AND RECORDS


     E16.3.1 All the records and systems (including but not limited to computer systems), data and information of the Group Companies are recorded, stored, maintained or operated or otherwise held by the Group Companies and are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of the relevant Company.


     E16.3.2 None of the Group Companies have disclosed to any third party any such records, control and other systems, data and information as is referred to in paragraph E16.3.1.

     E16.3.3 The UK Companies have complied with all relevant requirements of the Data Protection Act 1984, including:


       E16.3.3.1    the data protection principles established in that Act;


       E16.3.3.2    requests from data subjects for access to data held by it;
                    and


       E16.3.3.3    the requirements relating to the registration of data users.


     E16.3.4 None of the UK Companies have received any notice or allegation from either the Data Protection Registrar or a data subject alleging non-compliance with the data protection principles or prohibiting the transfer of data to a place outside the United Kingdom.


     E16.3.5 No individual has claimed compensation from any of the UK Companies under that Act for loss or unauthorised disclosure of data.


E16.5  INFORMATION SUPPLIED TO ATCHISON


     All information contained or referred to in the Information Memorandum was when given and remains and will at Completion be, true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.


E17  INTELLECTUAL PROPERTY RIGHTS


E17.1  INTELLECTUAL PROPERTY RIGHTS


     E17.1.1   The Disclosure Letter sets out details of all:


       E17.1.1.1    registered Intellectual Property owned or used by the Group

                    Companies in their business;


       E17.1.1.2    unregistered trademarks, service marks and design rights
                    owned by them or used by the Group Companies in their business;


       E17.1.1.3    Intellectual Property licensed to the Group Companies by
                    others; and


       E17.1.1.4    Intellectual Property the Group Companies have licensed to others.


     E17.1.2 The Group Companies are the sole beneficial owners of the Intellectual Property used by them in their business and (where such property is capable of registration) its registered proprietor.


     E17.1.3 Except for copyrights, the Group Companies own no Intellectual Property other than that detailed in the Disclosure Letter.


     E17.1.4   Except as specified in the agreements disclosed in the Disclosure
               Letter:


       E17.1.4.1    no person has been authorised to make any use whatever of
                    any Intellectual Property owned by the Group Companies;


       E17.1.4.2    the Group Companies have not been authorised to make any use of any Intellectual Property owned by any other person.


     E17.1.5 So far as the Covenantors are aware, none of the processes or products of any of the Group Companies infringe any right of any other person relating to Intellectual Property or involve the unlicensed use of confidential information disclosed in circumstances which might give rise to a claim against any of the Group Companies, and none of the Intellectual Property owned or used by the Group Companies is being used, claimed, opposed or challenged by any person.


E18  THE UK COMPANIES AND THEIR EMPLOYEES


E18.1  EMPLOYMENT TERMS


     E18.1.1 None of the Group Companies have any contract of employment with any employee (including any director) of the relevant Company which cannot be terminated at any time by giving three months' notice without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).


     E18.1.2 No director or senior employee of any of the Group Companies has given notice terminating his contract of employment or is under notice of dismissal.


     E18.1.3 There are no arrears of remuneration due to any director or employee of any of the Group Companies.


     E18.1.4 There is no agreement or understanding (contractual or otherwise) between any of the Group Companies and any employee or ex-employee with respect to his employment, his ceasing to be employed or his retirement which is not included in the written terms of his employment or previous employment (as the case may be).


E18.2  COMPLIANCE WITH LEGISLATION ETC.


     E18.2.1 So far as the Covenantors are aware, each of the Group Companies has, in relation to each of its employees (and so far as relevant to each of its former employees):


       E18.2.1.1    complied in all material respects with all obligations
                    imposed on it by all statutes and regulations relating to employment;


       E18.2.1.2    maintained adequate records regarding its employees;


       E18.2.1.3    complied in all material respects with all collective
                    agreements for the time being having effect as regards relations with or the conditions of service of its employees or the trade unions representing them; and


       E18.2.1.4    (in the case of the UK Companies) complied with its
                    obligations with respect to statutory sick pay as defined in the Social Security Contributions and Benefit Act 1992.


     E18.2.2 None of the Group Companies have in existence, or have undertaken to introduce:


       E18.2.2.1    any share incentive scheme, share option scheme or profit
                    sharing scheme, corporate personal equity plan, profit-related pay scheme or similar scheme for any of its directors, officers or employees; or

       E18.2.2.2    any scheme under which any director, officer or employee of any of the UK Companies is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the relevant Company.


E18.3  PAYMENTS ON TERMINATION


     Except to the extent (if any) to which provision or allowance has been made in the relevant Accounts:


     E18.3.1 no liability has been incurred by any of the UK Companies as a result of the decision in the case of R V SECRETARY OF STATE FOR EMPLOYMENT EX PARTE EQUAL OPPORTUNITIES COMMISSION AND ANOTHER, or for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services;


     E18.3.2 no gratuitous payment has, during the twelve months ending on the date of this agreement been made or promised by any of the UK Companies (whether or not pursuant to any legally binding obligation) in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee of any of the Group Companies;


     E18.3.3 none of the Group Companies have made or agreed to make any payment to or provided or agree to provide any benefit for any present or former director or former employee or any dependant of any such director, former director or former employee.

E18.4  REDUNDANCIES AND TRANSFER OF BUSINESS


     None of the UK Companies have within the period of twelve months preceding the date of this agreement:


     E18.4.1 given notice of any redundancies to the relevant Secretary of State or started consultations with any trade union under sections 188 to 198 (inclusive) of the Trade Union and Labour Relations (Consolidations) Act 1992 nor failed to comply with any such obligations under those sections of that Act; and


     E18.4.2 been a party to any relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981) nor failed to comply with any duty to inform and consult any independent trade union under those regulations.


E18.5  TRADE UNIONS AND DISPUTES


     E18.5.1 Save as set out in the Disclosure Letter, none of the Group Companies have any material agreement or other arrangement (binding or otherwise) with any trade union or other body representing its employees or any of them.


     E18.5.2 None of the Group Companies are involved in any industrial or trade disputes or any dispute or negotiation regarding a claim with any trade union or association of trade unions or organisation or body of employees and has not been involved in any such dispute within the last twelve months.

E18.6  VARIATION OF TERMS


     None of the Group Companies have entered into, agreed to or undertaken any obligation (whether or not legally binding) to take effect at any time on or after the Accounts Date to alter the rates of remuneration of or to make any bonus or incentive payments or provide any benefits in kind or any payments under a profit sharing scheme to or on behalf of any of their directors or employees at any future date.


E18.7  OUTSTANDING CLAIMS


     There is no outstanding claim which has been notified to any of the Group Companies for breach of any contract of service or for services or for compensation for unfair or wrongful dismissal or redundancy or for failure to comply with any order for the re-engagement or reinstatement of any former employee or for any other liability accruing from the termination of any contract of employment or for services by any former employee and (so far as the Covenantors are aware) no such claim could now be made by any former employee of any of the Group Companies.


E19  THE GROUP COMPANIES


E19.1  SUBSIDIARIES AND SUBSIDIARY UNDERTAKINGS


     None of the Group Companies has any subsidiary company or subsidiary undertaking.


E19.2  INVESTMENTS, ASSOCIATIONS AND BRANCHES


     None of the Group Companies:

     E19.2.1 is the holder or beneficial owner of, or has agreed to acquire, any share or other capital of any company or corporation (whether incorporated in the United Kingdom or elsewhere);


     E19.2.2 is or has agreed to become a member of any partnership, joint venture, consortium or other unincorporated association;


     E19.2.3 has any branch, agency or place of business outside the United Kingdom or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement) outside the United Kingdom; and


     E19.2.4 has outstanding or potential liability in respect of any of the matters specified in this paragraph E19.2.


E19.3  AUTHORITIES TO ALLOT SHARES


     There are no valid authorities granted to the directors of any of the UK Companies under section 80 of the Act nor have the provisions of section 89(1) of the Act been disapplied in respect of any UK Company.


E19.4  BUSINESS NAME


     E19.4.1 None of the Group Companies carry on business under any name other than its own corporate name.


     E19.4.2 No third party has been permitted to use the name "Sheffield Forgemasters" by any Group Company or any other name under which any Group Company carries on business.

E20  PENSIONS


E20.1 True and accurate copies of the Trust Deeds, Rules and Memoranda governing the Pension Schemes, the booklet and any other announcements (detailing matters not incorporated in the booklet or formal governing documents of the Pension Schemes) issued to employees and officers of the UK Companies who are members of it have been delivered to Atchison.


E20.2 The Pension Schemes are exempt approved schemes (within the meaning of chapter I of part XIV of the Taxes Act) and, so far as the Covenantors are aware, there are no circumstances which will result in the withdrawal of the Schemes' exempt approved status.


E20.3 A current contracting-out certificate under part III of the Pension Schemes Act 1993 is in force in respect of the employments of the employees and officers of the UK Companies whose employments are intended to be contracted-out and employments by reference to the Pension Schemes and so far as the Covenantors are aware there are no circumstances which will result in the withdrawal or revocation of that certificate.

E20.4 Since the date of the last actuarial valuation of the Pension Schemes, contributions have been paid at the rate (or rates) recommended in that valuation.


E20.5 All contributions due to the Pension Schemes have been promptly paid and each of the UK Companies has duly accounted for any deductions made by it in respect of the contributions payable by or in respect of the members of the Pension Schemes.


E20.6 No claim (other than routine claims for benefits) has been made against any of the UK Companies or the trustees or administrators of the Pension Schemes in relation to the Pension Schemes and the Covenantors are not aware of any circumstances which may result in any such claim.

E20.7 Other than the Pension Schemes and the national insurance scheme there is no legally binding arrangement under which any of the UK Companies is, or will become, under an obligation to provide or contribute towards the provision of, relevant benefits (within the meaning of the Taxes
       Act) for or in respect of the employees or officers or former employees or officers of any of the UK Companies.

                                        PART F

                            PROTECTION FOR THE COVENANTORS


F1 The provisions of this part F are in addition to and without prejudice to Atchison's general legal obligation to mitigate any loss or damage it may suffer. In this part F, unless specifically otherwise stated, "Claim" shall mean a claim under the Warranties.


F2   Atchison:


     F2.1 confirms that, in entering into this agreement, it relies on no warranties, representations, covenants, undertakings or indemnities except the Warranties, the Deed of Covenant and as otherwise set out in this agreement;


     F2.2 agrees that no information, advice or assurances it or anyone on its behalf may have received from the Covenantors, the Covenantors' advisors or anyone else on the Covenantors' behalf in relation to the Group or otherwise in relation to the Offer or this agreement or its negotiation may be legally relied upon in any manner, save in each case for any information, advice or assurances which are expressly set out or referred to in the Warranties, the Deed of Covenant and this agreement;


     F2.3 waives any rights it may have in respect of any such information, advice or assurance it may have received other than that expressly set out or referred to in the Warranties, the Deed of Covenant and this agreement;


     F2.4 agrees that rescission shall not be available as a remedy for any breach of this agreement (including for any breach of Warranty) or the Deed of Covenant and agrees not to claim that remedy.


F3 Atchison shall not be entitled to make a Claim if and to the extent that the facts or information upon which it is based are fairly disclosed (with sufficient detail to enable a purchaser with a reasonable knowledge of the sectors in which the Group operates to assess the nature and import of each matter disclosed):


     F3.1 in the Disclosure Letter; or


     F3.2 in the Information Memorandum; or


     F3.3 in any document or information listed in the Data Room Index,


     provided that a disclosure that there exists an agreement under which representations, warranties, covenants, undertakings or indemnities have been given by any Group Company is not by itself a disclosure that a claim has been or is likely to be made against that Group Company (or any other Group Company) in respect of any such representations, warranties, covenants, undertakings or indemnities.


F4   Atchison shall not be entitled to make a Claim to the extent that:


     F4.1 specific provision or reserve in respect of the matter to which the Claim relates has been made in the Accounts;


     F4.2 it relates to Tax and it arises or is increased (or any specific provision or reserve for Tax made in the Accounts is insufficient) by reason only of any increase in rates of Tax or change in the law or in published practice of any Tax Authority occurring after the date of those accounts having retrospective effect;


     F4.3 it would not have arisen but for either the failure or omission by any Group Company to make any claim, election, surrender or disclaimer, give any notice or consent or do any other thing in relation to Tax, the making, giving or doing of which was assumed in computing the Tax liabilities of any Group Company for the purposes of the Accounts and details of which are given in writing to the Purchaser within a reasonable time so as to enable the Purchaser to make such claim, election, surrender or disclaimer, give such notice or consent or do such thing prior to the expiry of any applicable time limit;


     F4.4 it would not have arisen but for the voluntary making of any claim, election, surrender or disclaimer or voluntary giving of any notice or consent by Atchison or any Group Company after Completion, the giving, making or doing of which was not assumed in computing the Tax liabilities of any Group Company for the purposes of the Accounts and which the Purchaser knew or ought reasonably to have known would give rise to such Tax liabilities;


     F4.5 it is due to any change after Completion in the accounting principles adopted by any Group Company from those used in the preparation of the Accounts unless such change is necessary to comply with generally accepted accounting principles subsisting at Completion; and


     F4.6 the matter to which it relates arises as a result of the passing or amendment of any legislation (including any subsidiary legislation) after Completion with retrospective effect.


F5 Atchison shall have no right to recover in respect of any Claim under the Warranties and the Deed of Covenant unless and until the aggregate liability of the Covenantors (but for this paragraph) in respect of all such Claims would exceed L25,000, but, if such aggregate liability should exceed that sum, the Covenantors shall be liable for the full aggregate amount of such Claims and not only for the amount by which the amount of such Claims exceeds that sum. Atchison shall have no right to recover in respect of any individual Claim under the Warranties or the Deed of Covenant in respect of which liability of the Covenantors (but for this paragraph) would not exceed L1,000 and any such Claim should be discounted in calculating the aggregate liability of the Covenantors for the L25,000 limit in this paragraph F5.

F6 Subject to paragraph F9, the maximum liability of each Covenantor in respect of all Claims shall not exceed the figure set against his name in column (4) of part B (including interest and costs) and the liability of the Covenantors in respect of each Claim shall be several and in relation to any and each Claim capable of being made against the Covenantors the individual liabilities of each of the Covenantors in respect of that Claim shall not exceed that proportion of the total liability of all the Covenantors under such Claim as is set opposite his name in column (3) of part B. In this paragraph, "Claim" shall mean any claim under the Warranties or the Deed of Covenant.


F7   Subject to paragraph F9, Atchison shall not be entitled to make any Claim:


     F7.1 unless and until Completion has occurred; and


     F7.2 subject to paragraph F9, unless particulars of that Claim (with sufficient detail to enable the Covenantors to identify the basis of the Claim and Atchison's best estimate of the quantum of the Claim and how this has been quantified) are given in writing to the Covenantors in respect of any Claim not later than 30 September 1999.


     In this paragraph, "Claim" shall mean any claim under the Warranties or the Deed of Covenant.


F8 Any Claim shall be unenforceable and be deemed waived unless proceedings in respect of it are issued and served within 12 months of the date of service of notice of that Claim under paragraph F7, unless the Covenantors otherwise agree.


F9 In the event of fraud on the part of a Covenantor, the provisions of paragraph F6 and F7.2 shall not apply in relation to such fraudulent Covenantor in relation to the Claim arising as a result of his fraud. For the avoidance of doubt, any fraud on the part of one Covenantor shall not affect the application of paragraphs F6 and F7.2 in relation to the other non-fraudulent Covenantors.


F10 The Covenantors shall not be liable to make any payment in respect of any Claim based upon a contingent liability of any of the Group Companies (without prejudice to Atchison's right to establish the Covenantors' liability in respect of that Claim pursuant to paragraph F7.2 above) until the liability becomes an actual liability provided that if the Claim relating to such a contingent liability is notified to the Covenantors prior to the expiry of the period referred to in paragraph F7.2 above, Atchison shall not be prevented from pursuing a Claim in respect of that liability by reason of anything contained in that paragraph.


F11 If any of the Group Companies or Atchison is or becomes entitled to recover any sum from any person in respect of the subject matter of any Claim under the Warranties or the Deed of Covenant in respect of which the Covenantors make or have made any payment to Atchison, Atchison shall:


     F11.1 procure that the Covenantors are notified as soon as practicable after Atchison becomes aware of the possible entitlement;


     F11.2 (unless to do so would, in the reasonable opinion of Atchison, cause material damage or material further damage to the business or goodwill of any Group Company) procure that all steps are taken which the Covenantors request to enforce the indemnity or right of recovery or (but only if the Covenantors so choose) the Covenantors are permitted to enforce the indemnity or right of recovery (in the name of the relevant Group Company or other person entitled to do so) and are given all authorities and assistance as they may request to enable them to do so and Atchison shall pay to the Covenantors immediately upon receipt by Atchison of the amount recovered (or permit the Covenantors to retain) a sum equal to the lesser of:


          F11.2.1   any amount any of the Group Companies or Atchison recovers

                    (less all costs and expenses reasonably and properly incurred by Atchison or any of the Group Companies in pursuing the claim against the other person which are not reimbursed by such other person and less any Taxation suffered by Atchison or any of the Group Companies in respect of such recovered amount); and


          F11.2.2 the amount paid by the Covenantors in respect of the Claim, less any part of that amount which represents interest for late payment.


F12 In so far as the payments made by the Covenantors to Atchison in respect of Claims under the Warranties or the Deed of Covenant are less than the consideration paid to them under the Offer they shall constitute a repayment of and a reduction in such consideration.


F13 If any matter or circumstance which may give rise to a Claim comes to the attention of any of the Group Companies or Atchison, Atchison shall (without prejudice to paragraph F10):


     F13.1 (unless to do so would, in the reasonable opinion of Atchison, cause material damage or material further damage to the business or goodwill of any Group Company) ensure that no admission of liability or agreement or compromise in relation to the matter or circumstance is made without the written consent of the Covenantors (not to be unreasonably withheld or delayed);


     F13.2 notify the Covenantors of such matter or circumstance as soon as practicable after it comes to the attention of any of the Group Companies or Atchison and such notification (with sufficient detail to enable the Covenantors to identify the basis of the potential Claim which may result from such matter or circumstance and including a statement that such notification constitutes a Claim for the purposes of paragraphs F7.2 and F10 giving rise to a contingent liability) shall constitute notification of any Claim which does arise in connection with such matter or circumstance;



     F13.3 give the professional advisers of the Covenantors such access to the premises and personnel of each of the Group Companies as they may request, and afford them any opportunity they request to examine any accounts, documents, records and other things in the possession or control of any of the Group Companies which are relevant to the Claim;


     F13.4 subject to the Covenantors indemnifying Atchison to its reasonable satisfaction against the costs incurred, and unless to do so would, in the reasonable opinion of Atchison, cause material damage or material further damage to the business or goodwill of any Group Company, take all steps which the Covenantors request to avoid, dispute, resist, appeal, compromise or defend any matter which may otherwise result in a Claim and give the Covenantors all authorities and assistance as may be requested by the Covenantors to enable them to do so.


     For the purposes of this paragraph F13, a matter or circumstance shall not be treated as having come to the attention of any of the Group Companies or Atchison unless it has come to the attention of a director of the relevant company.


F14 The provisions of clauses 3.1.6, 3.1.7, 3.1.8 and 3.1.10 and clause 4 of the Deed of Covenant shall apply mutatis mutandis in respect of Claims relating to Tax.


F15 Atchison shall not be at liberty to bring more than one Claim in respect of the same facts or subject matter. Any liability of the Covenantors in respect of a Claim shall be in satisfaction of its liability under any claim under the Deed of Covenant in respect of the same facts or circumstances and vice versa.


F16 Atchison shall procure that the Group Companies shall observe and perform the provisions of this part F.


F17 Atchison represents to the Covenantors that it is not aware at the date of this agreement of any facts, information or circumstances which it is aware constitutes the basis for any claim under the Warranties or the Deed of Covenant. For the purposes of this paragraph F17, "awareness" of Atchison shall be construed as the actual knowledge of Mr Hugh Aiken.

                                        PART G

                            DETAILS OF THE PENSION SCHEMES


The Sheffield Forgemasters Pension Scheme established by an interim trust deed dated 30 December 1993 and the Sheffield Forgemasters Senior Executive Pension Scheme established by an interim trust deed dated 30 March 1986.

EXECUTED AS A DEED by    )

PHILLIP MONTAGUE WRIGHT  )    /s/ P M Wright

in the presence of:      )


Witness signature:       /s/ J. Wood


Witness address:         Dibb Lupton Alsop


Witness occupation:      Solicitor



EXECUTED AS A DEED by    )

MALCOLM ARTHUR BRAND     )    /s/ M A Brand

in the presence of:      )


Witness signature:       /s/ J. Wood


Witness address:         Dibb Lupton Alsop


Witness occupation:      Solicitor



EXECUTED AS A DEED by    )

DAVID FLETCHER           )    /s/ M A Brand

in the presence of:      )


Witness signature:       /s/ J. Wood


Witness address:         Dibb Lupton Alsop


Witness occupation:      Solicitor

EXECUTED AS A DEED       )

by ATCHISON CASTING      )

UK LTD acting by:        )



                                  Director            /s/ Hugh H Aiken


                                  Director/Secretary  /s/ P J Barrett